Ex 99

77.C
MATTERS SUBMITTED TO VOTE OF SECURITY HOLDERS


SUB-ITEM 77C:  MATTERS SUBMITTED TO A VOTE OF SECURITY
HOLDERS

(a) A Special Meeting of shareholders of the World Gold and Gold Shares Funds was held December 17, 1998.

(b) Not applicable.

(c) The Meeting was held to vote on approval of a proposal
to change each Fund's classification  under the  Investment
Company  Act of 1940,  as  amended,  from
diversified  to  non-diversified   and  to  eliminate  each
Fund's  fundamental investment restriction.

Shareholders  of the  World  Gold  Fund  voted as  follows:
Affirmative votes, 5,941,447; votes in opposition or abstained votes, 510,214.

Shareholders  of the Gold  Shares  Fund  voted as  follows:
Affirmative votes, 4,588,781; votes in opposition or abstained votes, 707,245.

(d) Not applicable.


EX-99.77.E


SUB-ITEM 77E: LEGAL PROCEEDINGS

(a) On April 29, 1998, Capital Ventures International, a
Cayman Islands Company, filed a complaint  naming  U.S.
Global  Investors  Funds in the Court of Common
Pleas,  Montgomery  County,  Pennsylvania  (Case Number 98-
08383).  The case was dismissed on November 17, 1998.

SUB-ITEM 77Q1: EXHIBITS